UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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PDS Biotechnology Corporation
(Name of Registrant as Specified In Its Charter)

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PDS Biotechnology Corporation

300 Connell Drive
Suite 4000
Berkeley Heights, NJ 07922

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 24, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of PDS Biotechnology Corporation, a Delaware corporation. The Annual Meeting will be held on September 24, 2019 at 9 a.m. local time at the offices of DLA Piper LLP (US), 51 John F Kennedy Parkway, Suite 120, Short Hills, New Jersey 07078 for the following purposes:

1.	To elect three Class A directors of the Company, Gregory Freitag, Stephen Glover and Sir Richard Sykes, to hold office until the 2022 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified.
2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
3.	To conduct any other business properly brought before the Annual Meeting. These items of business are more fully described in this “Proxy Statement.”

These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

The record date for the Annual Meeting is August 13, 2019 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

This notice of annual meeting, proxy statement, and accompanying form of proxy card, dated as of August 16, 2019 are filed and are being made publicly available on August 16, 2019, and will be mailed to you on or about August 23, 2019.

By Order of the Board of Directors

Andrew Saik
Chief Financial Officer

Berkeley Heights, New Jersey
August 16, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

i

PDS Biotechnology Corporation

300 Connell Drive
Suite 4000
Berkeley Heights, NJ 07922

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

August 16, 2019

ABOUT THE ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Why am I receiving these proxy materials?

Our board of directors is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Tuesday, September 24, 2019 at 9 a.m. local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. We intend to mail the notice of Annual Meeting, this proxy statement, accompanying form of proxy card, and our 2018 Annual Report to Stockholders to you on or about August 23, 2019. This proxy statement includes information that we are required to provide to you by the Securities and Exchange Commission (“SEC”), and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include:

•	This proxy statement for the Annual Meeting;
•	Our 2018 Annual Report to Stockholders, which consists of Edge’s Annual Report on Form 10-K for the year ended December 31, 2018, and our Current Report on Form 8-K/A, filed with the SEC on April 30, 2019, which contains the audited financial statements of Private PDS (see “Explanatory Note” below) for the year ended December 31, 2018; and
•	The proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.

How do I attend the Annual Meeting?

The Annual Meeting will be held on September 24, 2019 at 9 a.m. local time at the offices of DLA Piper LLP (US), 51 John F Kennedy Parkway Suite 120, Short Hills, New Jersey 07078. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On this Record Date, there were 5,278,850 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

Proposal 1: Election of Gregory Freitag, Stephen Glover and Sir Richard Sykes to serve as Class A directors until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Proposal 2: Ratification of the selection by the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the proposal to elect Gregory Freitag, Stephen Glover and Sir Richard Sykes to the Board, you may either vote “For” or you may “Withhold” your vote, in each case, for all, some or none of the Board’s nominees. For the proposal to ratify the selection of KPMG LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	In Person: To vote in person, come to the Annual Meeting by 8:45 am on September 24, 2019. Ballots will be available.
•	By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•	By Telephone: To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on September 23, 2019 to be counted.
•	Via the Internet: To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on September 23, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non-votes?” below.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, “For” the election of each of Gregory Freitag, Stephen Glover and Sir Richard Sykes as directors and “For” the ratification of the selection of KPMG LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at PDS Biotechnology Corporation at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Stockholder proposals, including a director nomination, to be considered for inclusion in the proxy statement for the 2020 annual meeting of stockholders must be received by us no later than May 27, 2020. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2020 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.

Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on July 26, 2020, but no earlier than the close of business on June 26, 2020, to be considered for a vote at next year’s annual meeting.

Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at PDS Biotechnology Corporation, c/o Corporate Secretary, 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect each of Gregory Freitag, Stephen Glover and Sir Richard Sykes, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of KPMG LLP, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as an “Against” vote for the proposal to ratify the selection of KPMG LLP. Because a director nominee is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the vote for the proposal to elect each of Gregory Freitag, Stephen Glover and Sir Richard Sykes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•	For the elections of Gregory Freitag, Stephen Glover and Sir Richard Sykes, a plurality of the votes cast will be required for election. Only votes “For” or “Withheld” will affect the outcome.
•	To be approved, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•	Non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 5,278,850 shares outstanding and entitled to vote. Thus, the holders of 2,639,425 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer your questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact Andrew Saik at PDS Biotechnology Corporation, 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.

EXPLANATORY NOTE

Prior to March 15, 2019, we were a clinical-stage biotechnology company known as Edge Therapeutics, Inc (“Edge”). On March 15, 2019, we completed our business combination with privately held PDS Biotechnology Corporation, a Delaware corporation (“Private PDS”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of November 23, 2018, as amended on January 24, 2019 (the “Merger Agreement”), that we entered into with Private PDS and Echos Merger Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Private PDS (the “Merger”), with Private PDS continuing as our wholly owned subsidiary and the surviving corporation of the Merger. At the closing of the Merger, we issued shares of our common stock to Private PDS stockholders based on an agreed upon exchange ratio, and each option or warrant to purchase Private PDS capital stock became an option or warrant, respectively, to purchase our common stock, subject to adjustment in accordance with the agreed upon exchange ratio. Following the closing of the Merger, approximately 82,792,437 pre-Reverse Stock Split shares of our common stock were issued or are issuable to Private PDS’s stockholders, warrantholders and optionholders, at an exchange rate of approximately 6.5240 pre-Reverse Stock Split shares of our common stock in exchange for each share of Private PDS capital stock outstanding immediately prior to the Merger, we effected a reverse stock split at a ratio of one new share for every twenty shares our common stock then-outstanding (the “Reverse Stock Split”), our name was changed to PDS Biotechnology Corporation, the name of Private PDS was changed to PDS Operating Corporation, the business of Private PDS became our business, and we became a clinical-stage biopharmaceutical company focused on developing multi-dimensional cancer immunotherapies that are designed to overcome the limitations of the current approaches. In connection with the closing of the Merger, our stock began trading on the Nasdaq Capital Market under the symbol “PDSB” on March 18, 2019. Unless otherwise noted, all references to common stock share amounts and prices per share of common stock in this proxy statement give effect to the Merger and the Reverse Stock Split. As used herein, the word “Edge” refers to the Company prior to the completion of the Merger and the terms the “Company” and “PDS” refer to our company immediately following the completion of the Merger.

PROPOSAL 1

Election of Directors

Our Board is divided into three classes: Class A, Class B and Class C, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. The three nominees for director this year are Gregory Freitag, Stephen Glover and Sir Richard Sykes, each of whom is a current director of PDS. If elected at the Annual Meeting, each of Mr. Freitag, Mr. Glover and Sir Richard Sykes would serve until the 2022 annual meeting and his successor has been duly elected and qualified, or his earlier death, resignation or removal. No director or nominee for director is related to any other director or executive officer of PDS or nominee for director by blood, marriage or adoption. Our directors are expected to attend our Annual Meeting, either in person or telephonically. There are no arrangements or understandings between any nominee and any other person pursuant to which each such the nominee was selected.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Mr. Freitag, Mr. Glover and Sir Richard Sykes will be elected if he receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Mr. Freitag, Mr. Glover and Sir Richard Sykes. If Mr. Freitag, Mr. Glover or Sir Richard Sykes becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Mr. Freitag, Mr. Glover and Sir Richard Sykes have each agreed to serve if elected. Our management has no reason to believe that either Mr. Freitag, Mr. Glover or Sir Richard Sykes will be unable to serve.

The following table provides information on the nominees for the position of director of PDS as of the Record Date and for each director continuing in office after the Annual Meeting.

Name	Age
Nominees for Director
(Class A − Term expiring at annual meeting of stockholders in 2022)
Gregory Freitag, J.D., CPA	60
Stephen Glover	60
Sir Richard Sykes	77

Directors Continuing in Office
(Class B − Term expiring at annual meeting of stockholders in 2020)
James J. Loughlin	76
Andrew Saik	50

(Class C − Term expiring at annual meeting of stockholders in 2021)
Frank Bedu-Addo, Ph.D.	54
De Lyle W. Bloomquist	60

CLASS A NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Gregory Freitag J.D., CPA

Mr. Freitag has served on PDS’s board of directors since December 2014. Mr. Freitag currently serves as the General Counsel and a member of the board of directors of Axogen, Inc. (NASDAQ: AXGN) and previously served as its Chief Financial Officer and Senior Vice President of Business Development. Axogen, Inc. is a leading regenerative medicine company dedicated to peripheral nerve repair. Mr. Freitag was Chief Executive Officer, Chief Financial Officer and a board member from June 2010 through September 2011 of LecTec Corporation, an intellectual property licensing and holding company that merged with Axogen in September 2011. Mr. Freitag is a principal of FreiMc, LLC, a health care and life science consulting and advisory firm he founded that provides strategic guidance and business development services. Prior to founding FreiMc, Mr. Freitag was a Director of Business Development at Pfizer Health Solutions, a former subsidiary of Pfizer, Inc. and worked for Guidant Corporation in their business development group. Prior to Guidant Corporation, Mr. Freitag was the Chief Executive Officer of HTS Biosystems, a biotechnology tools start-up company and was the Chief Operating Officer, Chief Financial Officer and General Counsel of Quantech, Ltd. Prior to Quantech, Mr. Freitag practiced corporate law in Minneapolis, Minnesota. Mr. Freitag is also a director of the Foundation Board of HealthEast Care System, a health care system in Minnesota. The board of directors believes that Mr. Freitag’s leadership, legal, corporate governance and accounting experiences and knowledge, as well as his familiarity with the life sciences industry and PDS, provide him with the qualifications and skills to serve as a director.

Stephen Glover

Mr. Glover joined PDS Biotech’s Board of Directors in April 2019 and is the Chairman of the Board of Directors. Mr. Glover is the Co-Founder and Managing Principal for Asclepius Life Sciences Fund, LP, and the Co-Founder, President and CEO of ZyVersa Therapeutics (formerly Variant Pharmaceuticals), a clinical-stage specialty biopharmaceutical company focused on developing drugs to treat inflammatory and renal diseases. Mr. Glover has extensive experience executing biopharmaceutical company turnarounds and growing top line revenues, with a focus on pharmaceutical business strategy corporate development, product development, commercialization and business optimization. His vast experience spans Fortune 100, start up and entrepreneurial environments and his transaction experience covers over 25 transactions totaling over $10 billion. His strategic and operational experience, which covers most therapeutic classes of biopharmaceuticals, includes strategic planning, corporate development, operations management, product development, clinical and regulatory, product marketing and sales management. Prior to co-founding ZyVersa, Mr. Glover was Co-Founder and Chief Business Officer of Coherus BioSciences, a late-stage commercial biologics platform Company focused on delivering biosimilar therapeutics which went public in 2014. Previously, he was President of Insmed Therapeutic Proteins and EVP and Chief Business Officer of Insmed Incorporated, where he was responsible for the creation of the Company’s biosimilar business unit and divestiture of that business to Merck and led the strategic review process that resulted in the merger of Insmed and Transave. Prior to joining Insmed, Mr. Glover held senior-level positions in sales, marketing and operations at Andrx Corporation, Roche Laboratories, Amgen and IMS Health. He currently serves as a Director of ZyVersa Therapeutics, Incon and Asclepius, as well as a BOD member of the Coulter Foundation as the University of Miami U Innovation Life Sciences Office. He holds a bachelor’s degree in Marketing from Illinois State University. Our Board of Directors believes Mr. Glover’s broad industry experience as well as his experience as a founder and strategic leader provides him with the qualifications and skills to serve as a director.

Sir Richard Sykes

Sir Richard Sykes has served on PDS’s board of directors since December 2014. He is currently Chairman of Imperial College Healthcare King Edward V11 Hospital, Chairman of the Royal Institution of Great Britain, Chairman of the UK Stem Cell Foundation, Chairman of Omnicyte and NetScientific. He was appointed Chancellor of Brunel University in 2013. Prior to that, he was Senior Independent Director and non-executive Chairman of ENRC from 2007 to June 2011, Chairman of NHS London from December 2008 to July 2010, Rector of Imperial College London from 2000 to 2008. He was a non-executive director of Rio Tinto plc from 1997 to 2007, and senior independent director from 2004 to 2007. He has over 30 years’ experience within the biotechnology and pharmaceutical industries field, serving as Chief Executive and Chairman of GlaxoWellcome from 1995 to 2000 and then as Chairman of GlaxoSmithkline until 2002. Internationally he is Chairman of the International Advisory Board, A*Star Biomedical Research Council, Singapore and a Board member of EDBI. He was awarded Honorary Citizenship of Singapore in 2004 for his contribution to the development of the country’s biomedical sciences industry. Sir Richard holds a number of degrees and awards from Institutions both in the UK and overseas. He is a Fellow of the Royal Society and Academy of Medical Sciences, and an Honorary Fellow of the Royal Academy of Engineering, Royal Society of Chemistry, Royal Pharmaceutical Society, Royal College of Pathologists and the Royal College of Physicians. He is also President of the R and D Society, a position he has held since 2002. He is a Fellow of Imperial College London and the Imperial College School of Medicine, King’s College London and Honorary Fellow of the Universities of Wales and Central Lancashire. Sir Richard received a Knighthood in the 1994 New Year’s Honours list for services to the pharmaceutical industry. The board of directors believes that Sir Richard’s extensive leadership experience, experience in biopharmaceutical product development, deep understanding of pharmaceutical development, and broad experience within the biotechnology and pharmaceutical industries provide him with the qualifications and skills to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

CLASS B DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

James J. Loughlin

Mr. Loughlin joined PDS’s board of directors following the merger with Edge Therapeutics in March 2019. He served on Edge’s board of directors since November of 2011. Since 2007, he has served on the board of Celgene Corporation (NASDAQ: CELG), where he is chair of the audit committee and a member of the compensation committee. Mr. Loughlin retired in 2003 after 40 years at KPMG LLP, a leading professional accounting and business consulting firm. As a partner at KPMG, he served for five years as a member of the board as well as National Director of the Pharmaceuticals Practice and as Chairman of the pension and investment committee of the KPMG Board from 1995 through 2001. Mr. Loughlin is a certified public accountant and received his B.S. degree in Accounting from St. Peter’s University in 1964. The board of directors believes Mr. Loughlin’s valuable experiences as national director of the pharmaceuticals practice at KPMG LLP, an extensive background in accounting and financial reporting, and prior service on the board of directors of other publicly-held biopharmaceutical companies, provide him with the qualifications and skills to serve as a director.

Andrew Saik

Mr. Saik has been PDS’s Chief Financial Officer and a director since March 15th, 2019. Mr. Saik was most recently Chief Financial Officer at Edge Therapeutics, Inc., since October 2017 where he led the IR function and created a business development function to help grow the company. Mr. Saik managed the external messaging of the company and helped prepare for commercialization of its primary asset. Prior to Edge Mr. Saik was CFO at Vertice Pharma, LLC, from August 2015 where he managed secured a $300 million commitment to fund acquisitions from a prominent private equity firm. Previously, he was Chief Financial Officer at Auxilium Pharmaceuticals, Inc., from August 2014 to April 2015, where he helped lead the execution of Auxilium’s growth strategy and executed a $75M cost reduction program, took out $50M accordion on Term Loan to ensure liquidity though restructuring and negotiated a definitive agreement to sell the company for $33.25 per share (up from $17.51) resulting in an 85% increase in share price in six months. From February 2013 to August 2014 Mr. Saik was Senior Vice President, Finance and Treasurer at Endo Health Solutions, Inc., where he was responsible for internal and external reporting, global consolidations of M&A transactions, cash management, debt financing and risk management. During his tenure at Endo, he helped complete the acquisition of Paladin Labs and restructured $3B of debt into a new corporate structure. Prior to Endo, Mr. Saik served in senior financial management roles with increasing responsibility at Valeant Pharmaceuticals International, including Senior Vice President, Finance and CFO of the Specialty Pharmaceutics Business. At Valeant he also had operational responsibility for the $3B specialty pharmaceutical business where he actively managed the commercial, manufacturing, and research and development operations. He holds a Master of Business Administration from the University of Southern California and a Bachelor of Arts from the University of California, Los Angeles. The Board of Directors believes that Mr. Saik’s perspective and experience as PDS’s Chief Financial Officer, as well as his depth of operating and senior management experience in the pharmaceuticals industry and educational background, provide him with the qualifications and abilities to serve as a director.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Frank Bedu-Addo, Ph.D.

Dr. Bedu-Addo, one of the founders of PDS, has served as a director, president, and CEO of PDS since its inception in 2005. Dr. Bedu-Addo is a veteran biotech executive with experience successfully starting and growing biotechnology organizations. He has been responsible for the development and implementation of both operational and drug development strategies, supervising and managing both large organizations and emerging biotechnology companies. Dr. Bedu-Addo was a founding and senior executive at KBI BioPharma, Inc. As Vice President of Drug Development, he oversaw all business and drug development operations. Before his tenure at KBI, he successfully started and managed Cardinal Health’s East Coast biotechnology drug development operations. Prior to Cardinal Health, Dr. Bedu-Addo was an Associate Director at Akzo-Nobel, Senior Scientist at Elan (The Liposome Co.), and Principal Scientist at Schering-Plough. In these positions, he contributed to the development of numerous drugs, including antiviral and anticancer products. Dr. Bedu-Addo obtained his M.S. in Chemical Engineering and Ph.D. in Pharmaceutics from the University of Pittsburgh. The board of directors believes that Dr. Bedu-Addo’s perspective and experience as PDS’s President and CEO, as well as his depth of operating and senior management experience in the pharmaceuticals industry and educational background, provide him with the qualifications and abilities to serve as a director.

De Lyle W. Bloomquist

Mr. Bloomquist has served on PDS’s board of Directors since December 2014. Mr. Bloomquist retired in March 2015 as the President, Global Chemicals Business for Tata Chemicals Ltd. as well as the President, CEO and Director of Tata Chemicals North America Inc. (the former General Chemical Industrial Products Inc.), which he was instrumental in selling to Tata Chemicals for over $1 billion in 2008. During his 28-year career, he held positions in finance, manufacturing, sales & marketing, logistics and general management. He has experience in taking companies public and private, raising financing in the public markets as well as with banks and private investors. Mr. Bloomquist serves on the Board of Directors for Rayonier Advanced Materials Inc. (NYSE: RYAM), Crystal Peak Minerals Inc. (TSXV: CPM), Gran Colombia Gold Corporation (TSX: GCM), PDS Biotechnology Corporation, Huber Engineered Materials, and Vivos Therapeutics Inc., and has served in the past on the Board of Directors of ANSAC, Oglebay Norton Corporation, a number of Tata Chemicals entities, and Costa Farms. He currently serves on the compensation and audit committees of RYAM; the technical, finance and audit committees of CPM; the audit committee of GCM; and the nomination and governance, and compensation committees of Vivos Therapeutics. He also serves on the Board of Business Advisors for the Tepper School of Business at Carnegie Mellon University. The board of directors believes that Mr. Bloomquist’s experience serving on public company board of directors, financial and managerial experience, and knowledge of PDS provide him with the qualifications and skills to serve as a director.

CORPORATE GOVERNANCE

Management Following the Merger

In connection with the Merger, the Company’s board was fixed at seven members, four of whom were designated by Private PDS and three of whom were designated by Edge. The Edge designees were Andrew Saik, James J. Loughlin and Robert Spiegel, M.D. The Private PDS designees were Frank Bedu-Addo, Ph.D., Gregory Freitag, J.D., CPA, De Lyle W. Bloomquist and Sir Richard Sykes. In connection with the Merger, Brian Leuthner, Sol Barer, Ph.D., Isaach Blech, Rosemary Crane, Liam Ratcliffe, M.D., Ph.D., and R. Loch Macdonald, M.D., Ph.D. resigned from Edge’s Board. Robert Spiegel, M.D. resigned from the Company’s board of directors on March 26, 2019, in order to focus his time on his other professional endeavors. On April 2, 2019, the Company’s board of directors appointed Stephen Glover as a director. Following the Merger, the Company’s board of directors ratified and adopted all of Edge’s corporate policies and procedures, including all outstanding committee charters.

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that all of our directors, except Frank Bedu-Addo, Ph.D. and Andrew Saik, are independent within the meaning of Section 5605(a)(2) of the Nasdaq Stock Market listing rules. Dr. Bedu-Addo is not an independent director under these rules because he is our President and Chief Executive Officer, and Mr. Saik is not an independent director under these rules because he is our Chief Financial Officer.

Board Leadership Structure

The Board has appointed Mr. Stephen Glover as Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, to set meeting agendas and to perform all other duties delegated to him from time to time by the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG LLP, the Company’s independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

Edge’s Board met ten (10) times and Private PDS’s Board met four (4) times during the year ended December 31, 2018. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during 2018 or the portion thereof for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information as of the Record Date for each of these standing Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Name	Audit	Compensation	Nominating and Corporate Governance
Stephen Glover	X	X*
Frank Bedu-Addo, Ph.D.
Gregory Freitag, J.D., CPA	X		X
De Lyle W. Bloomquist			X*
Sir Richard Sykes		X	X
Andrew Saik
James J. Loughlin	X*	X
*	Committee Chairperson

Audit Committee

Our Audit Committee currently consists of Mr. Freitag, Mr. Glover and Mr. Loughlin, each of whom satisfies the independence requirements under The Nasdaq Capital Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Loughlin, whom our Board has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. Edge’s Audit Committee held seven (7) meetings in 2018.

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our financial statements, and our compliance with legal and regulatory requirements. The functions of our Audit Committee include, among other things:

•	hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its independence and performance;
•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;
•	pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;
•	reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
•	reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;
•	reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;
•	reviewing potential conflicts of interest under and violations of our Code of Conduct;

•	establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;
•	reviewing and approving related-party transactions;
•	primary responsibility for overseeing our risk management function; and
•	reviewing and evaluating, at least annually, our Audit Committee’s charter.

With respect to reviewing and approving related-party transactions, our Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to the committee or the full Board any potential conflict of interest or personal interest in a transaction that our board is considering. Our executive officers are required to disclose any potential conflict of interest or personal interest in a transaction to the Audit Committee. We also poll our directors and executive officers on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

The Board has adopted a charter for the Audit Committee that complies with SEC and Nasdaq Stock Market listing rules. The charter is available on our website at www.pdsbiotech.com.

Compensation Committee

Our Compensation Committee currently consists of Mr. Glover, Mr. Loughlin, and Sir Richard Sykes, each of whom our Board has determined to be independent under the Nasdaq listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our Compensation Committee is Stephen Glover. Edge’s Compensation Committee held four (4) meetings in 2018.

The primary purpose of our Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:

•	designing and implementing competitive compensation policies to attract and retain key personnel;
•	reviewing and formulating policy and determining the compensation of our executive officers and employees;
•	reviewing and recommending to the Board the compensation of our directors;
•	administering our equity incentive plans and granting equity awards to our employees and directors under these plans;
•	if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;
•	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;
•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and
•	reviewing and evaluating, at least annually, our Compensation Committee’s charter.

The Board has adopted a charter for the Compensation Committee that complies with SEC and Nasdaq Stock Market listing rules. The charter is available on our website at www.pdsbiotech.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serve, or served during 2018, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Mr. Bloomquist, Mr. Freitag and Sir Richard Sykes, each of whom our Board has determined to be independent under the Nasdaq listing standards. The chairperson of our Nominating and Corporate Governance Committee is Mr. Bloomquist. Edge’s Nominating and Corporate Governance Committee held two (2) meetings in 2018.

The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. The functions of our Nominating and Corporate Governance Committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board;
•	determining the minimum qualifications for service on our board;
•	developing and recommending to our board an annual self-evaluation process for our board and overseeing the annual self-evaluation process;
•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board any changes to such principles; and
•	periodically reviewing and evaluating our Nominating and Corporate Governance Committee’s charter.

The Board has adopted a charter for the Nominating and Corporate Governance Committee that complies with SEC and Nasdaq Stock Market listing rules. The charter is available on our website at www.pdsbiotech.com.

While the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating and Corporate Governance Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand PDS and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of PDS, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: PDS Biotechnology Corporation, Attn: Corporate Secretary at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922 no earlier than the close of business on June 26, 2020, and no later than the close of business on July 26, 2020. Submissions must be made in accordance with our bylaws and must include the full name and business address of the proposed nominee, a description of the proposed nominee’s principal occupation or employment, the class and series and number of shares of our stock owned by such person, and a description of all arrangements or understandings between the stockholder and each nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article II of our Second Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board of Directors

We do not have a formal process related to stockholder communications with the Board. However, we strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its chair or the chair of any Board committee, please send your communication to Andrew Saik, our Chief Financial Officer, at PDS Biotechnology Corporation at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922, who will forward all appropriate communications as requested.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.pdsbiotech.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

Edge Director Compensation

Edge’s historical compensation policy for its directors prior to the completion of the Merger is set forth below. Please see the section entitled “Director Compensation Policy Following the Merger” for the Company’s current director compensation policy.

Under Edge’s formal non-employee director compensation plan, commencing on October 1, 2017 and running through June 30, 2018, Edge paid each non-employee director a cash retainer covering such period in the amount of $26,250 ($35,000 on an annualized basis), payable in three equal quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred. Edge paid additional cash retainers on the same schedule to (i) the chair of the Board in the amount of $22,500 ($30,000 annualized), (ii) the chair of the Audit Committee in the amount of $11,250 ($15,000 annualized), (iii) the chair of the Compensation Committee in the amount of $9,000 ($12,000 annualized), (iv) the chair of the Nominating and Corporate Governance Committee in the amount of $6,000 ($8,000 annualized), (v) each other member of the Audit Committee in the amount of $6,000 ($8,000 annualized), (vi) each other member of the Compensation Committee in the amount of $5,250 ($7,000 annualized) and (vii) each other member of the Nominating and Corporate Governance Committee in the amount of $3,000 ($4,000 annualized).

Further, commencing on July 1, 2018 and running through the closing of the Merger, Edge paid each non-employee director an annual cash retainer in the amount of $40,000, payable in equal, quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred. The additional annual cash retainers that Edge provided during such period were paid on the same schedule to (i) the chair of the Board in the amount of $30,000, (ii) the chair of the Audit Committee in the amount of $18,500, (iii) the chair of the Compensation Committee in the amount of $15,000, (iv) the chair of the Nominating and Corporate Governance Committee in the amount of $8,000, (v) each other member of the Audit Committee in the amount of $8,000, (vi) each other member of the Compensation Committee in the amount of $7,000, and (vii) each other member of the Nominating and Corporate Governance Committee in the amount of $4,500.

In addition to the payment of annual cash retainers, Edge’s compensation plan provided for grants of options to purchase shares of Edge common stock to non-employee directors pursuant to the terms and conditions of Edge’s 2014 Amended and Restated Equity Incentive Plan (the “2014 Plan”). Under the plan, each non-employee new director was granted an option covering 1,500 shares of Edge common stock on the date of his or her initial election to the Board. These options vested 1⁄3 on the one year anniversary of the grant date, 1/3 on the two year anniversary of the grant date and 1⁄3 on the three year anniversary of the grant date, in all cases subject to the non-employee director’s continuing service on the Board. Each continuing non-employee director of Edge, other than the Chairman of the Edge Board, was granted an option covering 750 shares of Edge common stock on the date of the Edge 2018 annual meeting of stockholder (the “2018 Annual Meeting”). These options vested fully on the one year anniversary of the grant date, subject to the non-employee director’s continuing service on the Edge Board. The Chairman of the Edge Board was granted an option covering 1,500 shares of Edge common stock on the date of the 2018 Annual Meeting. These options vested fully on the one year anniversary of the grant date, subject to the Chairman of the Edge Board continuing service on the Edge Board.

The table below summarizes the compensation paid by Edge to each non-employee director for the year ended December 31, 2018:

Name	Fees Earned Or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Sol Barer, Ph.D.	92,500	40,175	132,675
Isaac Blech	41,750	20,088	61,838
Kurt Conti(2)	21,500	—	21,500
Rosemary Crane	51,750	20,088	71,838
James I. Healy, M.D., Ph.D.(3)	21,500	—	21,500
James J. Loughlin	54,250	20,088	74,338
Liam Ratcliffe, M.D., Ph.D.	44,500	20,088	64,588
Robert Spiegel, M.D.	69,250	20,088	89,338
(1)	The amounts shown in this column do not reflect actual compensation received by our directors. The amounts reflect the grant date fair value of option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (“ASC Topic 718”), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in calculating the value of these awards are included in Note 7, “Stock-based Compensation” in the notes to Edge’s financial statements included in our most recent Annual Report on Form 10-K. The director will only realize compensation to the extent the trading price of Edge’s common stock is greater than the exercise price of such stock options at the time such options are exercised.
(2)	Mr. Conti resigned from the Edge Board on June 19, 2018.
(3)	Mr. Healy ceased to serve on the Edge Board following the 2018 annual meeting of stockholders held on June 19, 2018.

The aggregate number of options held by the Edge non-employee directors on December 31, 2018 was as follows:

Name	Number of Options
Sol Barer, Ph.D.	36,041
Isaac Blech	41,447
Rosemary Crane	3,000
James J. Loughlin	5,996
Liam Ratcliffe, M.D., Ph.D.	3,750
Robert Spiegel, M.D.	6,033

Private PDS Director Compensation

Prior to the completion of the Merger, the Private PDS board of directors was comprised of 5 members, Frank Bedu-Addo, Ph.D., Ian Postlethwaite, Gregory Freitag, J.D., CPA, De Lyle W. Bloomquist and Sir Richard Sykes. Each member of the Private PDS board currently serves as a member of the Company’s Board except for Mr. Postlethwaite who resigned as a director of Private PDS in connection with the Merger in March 2019.

Private PDS did not adopt a formal non-employee director compensation plan. In October 2018, the Private PDS Board of Directors agreed to grant each of Ian Postlethwaite and Sir Richard Sykes, each directors of Private PDS, shares of Private PDS common stock in lieu of cash compensation for advisory services. The Private PDS Board of Directors also agreed to grant each of Mr. Bloomquist and Mr. Freitag, each directors of Private PDS, options to purchase shares of Private PDS common stock in lieu of cash compensation for advisory services.

Director Compensation Policy Following the Merger

On June 28, 2019, we adopted a director compensation policy based on Edge’s existing director compensation program. Pursuant to the policy, the annual retainer for non-employee directors is $40,000 and the annual retainer for the chair of the board of directors is $70,000. Annual retainers for committee membership are as follows:

Committee	Annual Retainer
Audit Committee Chairperson	$18,500
Audit Committee Member	$8,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$7,500
Nominating and Corporate Governance Committee Chairperson	$8,000
Nominating and Corporate Governance Committee Member	$4,000

These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that a director is not serving on our board of directors, on such committee or in such position. Non-employee directors are also reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which they serve and in connection with other business related to the board of directors. Directors may also be reimbursed for reasonable out-of-pocket business expenses authorized by the board of directors or a committee that are incurred in connection with attending conferences or meetings with management in accordance with a travel policy, as may be in effect from time to time.

In addition to the above fees, the board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board of directors.

In addition, we grant to new non-employee directors upon their initial election to the board of directors, an option to purchase 9,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. Each of these options has a term of 10 years from the date of the award and 1/3 of the these options vest upon each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service as a director. This vesting accelerates as to 100% of the shares upon a change in control of the Company.

Further, on the dates of each of our annual meetings of stockholders, with the exception of this year’s Annual Meeting, each non-employee director that has served on our board of directors for at least six months automatically receives an option to purchase 9,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of the grant and each non-employee director that has served on our board of directors for less than six months shall receive a pro rata share of such options. Each of these options has a term of 10 years from the date of the award and 1/3 of the these options vest upon each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service as a director, with 100% acceleration of vesting upon a change in control of the Company.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of the Record Date.

Name	Age	Position
Frank Bedu-Addo, Ph.D.	54	President, Chief Executive Officer and Director
Andrew Saik	50	Chief Financial Officer and Director
Gregory L. Conn, Ph.D.	64	Chief Scientific Officer
Lauren Wood, M.D.	59	Chief Medical Officer

Biographies for each of our executive officers is provided below.

Frank Bedu-Addo, Ph.D.

Please see Dr. Bedu-Addo’s biography on page 11 of this proxy statement under the section “Class C Directors Continuing in Office Until the 2020 Annual Meeting.”

Andrew Saik

Please see Mr. Saik’s biography on page 10 of this proxy statement under the section “Class B Directors Continuing in Office Until the 2020 Annual Meeting.”

Gregory L. Conn, Ph.D.

Dr. Conn was a founding member of the PDS team in 2005 as Chief Scientific Officer and continues to serve PDS in that role. He has more than 35 years of drug-development expertise, including development of antiviral and anticancer drugs through to commercialization. He is a graduate of the Albert Einstein College of Medicine, where he obtained both his M.S. and Ph.D., discovering novel angiogenic molecules in the human brain. Dr. Conn started his pharmaceutical career at Merck, Sharpe, and Dohme, where he continued his work on novel angiogenic factors, discovering and characterizing the VEGF family of growth factors, work which led to the development and commercialization of the anti-cancer drug Avastin. He was later a leading scientist at Regeneron Pharmaceuticals, where he established and headed various groups in the Cell and Molecular Biology and Drug Discovery departments. Dr. Conn subsequently became a Director in the Process Development department at Covance Biotechnology Services Inc., a contract research and development and drug manufacturing organization, where he supervised the analytical development teams responsible for drug characterization, method development and drug stability studies, and program teams responsible for developing drug manufacturing processes. Dr. Conn has expertise across all phases of the drug development process, including FDA and regulatory requirements, is the co-inventor of eight drug patents.

Lauren Wood, M.D.

Dr. Wood has served as Chief Medical Officer of PDS since March 2019. Dr. Wood previously served as the Head of the Vaccine Branch Clinical Trials Team for the National Cancer Institute Center for Cancer Research from 2005 until 2017, where she was charged with developing a clinical translational research program to develop vaccines and immune-based therapies that harness the immune response to control, eradicate or prevent cancer and HPV. Prior to that, Dr. Wood served as a member of the senior staff of the National Cancer Institute Pediatric HIV Working Group from 1996 to 2005. Dr. Wood completed a combined residence in internal medicine and pediatrics at Baylor College of Medicine Affiliated Hospitals in Houston, Texas and a fellowship with the National Institute of Allergy and Infectious Diseases in allergy and immunology. Dr. Wood obtained a B.A. in Biology from Oberlin College and an M.D. from Duke University School of Medicine.

EXECUTIVE COMPENSATION

Set forth below is certain information regarding the historical compensation of certain Edge executive officers prior to the completion of the Merger, which we are required by SEC rules to present in this proxy statement. In addition, set forth below is also certain information regarding the historical compensation of certain Private PDS executive officers prior to completion of the Merger, and certain arrangements we have made with certain of our executive officers following the completion of the Merger, both of which we are voluntarily providing.

Edge Executive Compensation

2018 Summary Compensation Table

The following table sets forth information for the years ended December 31, 2017 and December 31, 2018 concerning compensation of (i) Edge’s principal executive officers, (ii) Edge’s most highly compensated executive officers, other than Edge’s principal executive officer, who were serving as executive officers of Edge as of December 31, 2018 and (iii) up to two additional individuals for whom disclosure would have been made available in this table but for the fact that the individual was not serving as an officer of Edge on December 31, 2018. We refer to these executives as the Edge named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Restricted Stock Units(6) ($)	All Other Compensation(2) ($)	Total ($)
Brian A. Leuthner Chief Executive Officer(4)	2018	530,000	318,000	3,356,300	143,846	7,488	4,355,634
	2017	500,000	255,000	1,761,831	—	10,800	2,527,631
R. Loch Macdonald, M.D., Ph.D. Chief Scientific Officer(3)	2018	150,750	—	11,578	8,510	272,179	443,017
	2017	402,000	153,765	724,493	—	10,800	1,291,059
Herbert J. Faleck Chief Medical Officer(4)	2018	416,000	187,200	646,945	50,918	11,000	1,312,063
	2017	400,000	153,000	724,493	—	10,800	1,288,293
Andrew Saik Chief Financial Officer	2018	370,000	166,500	660,490	70,632	—	1,267,622
	2017	61,667	—	1,594,402	—	—	1,656,069
W. Bradford Middlekauff SVP, General Counsel and Secretary	2018	347,700	157,470	791,426	42,351	11,000	1,349,947
	2017	328,000	97,580	345,782	—	10,800	782,162
(1)	Amounts shown in this column do not reflect actual compensation received by the Edge named executive officers. The amounts reflect the grant date fair value of stock option awards and are calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718- Stock Compensation, and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in calculating the value of these awards are included in Note 7, “Stock Options” in the notes to Edge’s financial statements included in Edge’s Annual Report on Form 10-K for the year ended December 31, 2018. The executive will only realize compensation to the extent the trading price of Edge’s common stock is greater than the exercise price of such stock options at the time such options are exercised.
(2)	Amounts shown in this column reflect Edge’s matching contributions to Edge’s 401(k) plan. For Dr. Macdonald, the amount shown in this column includes 401K plan contribution of $6,110 and the dollar value of severance benefits paid through December 31, 2018, which is comprised of continuation of Dr. Macdonald’s base salary ($251,250) and reimbursements of amounts paid for health care continuation under COBRA for Dr. Macdonald and his eligible dependents ($14,819).
(3)	Dr. Macdonald ceased employment with Edge on May 15, 2018.
(4)	Dr. Faleck ceased employment with Edge on December 31, 2018.
(5)	Mr. Leuthner ceased employment with Edge of March 15, 2019 in connection with the Merger.
(6)	All outstanding Restricted Stock Units (RSUs) vested and converted into shares of PDS common stock at the time of the Merger.

Narrative to Summary Compensation Table

Employment Agreements

Edge entered into employment agreements with each of the named executive officers.

Other than with respect to Dr. Macdonald, whose employment with Edge terminated on May 15, 2018, Dr. Faleck, whose employment with Edge terminated on December 31, 2018, and Mr. Leuthner whose employment with Edge terminated on March 15, 2019 in connection with the Merger, the term of employment for each Edge named executive officer under his employment agreement continued until the executive’s employment with Edge terminated for any reason. Each employment agreement sets forth the Edge named executive officer’s annual base salary and target bonus opportunity, and the Edge named executive officer’s right to participate in Edge’s health insurance program and other benefit programs provided to Edge executives generally. Under the terms of these agreements, the Edge named executive officers’ base salaries were subject to annual review and adjustment by the Edge Board. The base salaries for 2017 and 2018 for each of Edge’s named executive officers are reflected in the table above.

Each Edge employment agreement also provided for additional payments and benefits to be made in connection with the Edge named executive officer’s termination of employment, as described below. In addition, in connection with their employment, each Edge named executive officer entered into Edge’s standard confidentiality and invention assignment agreement, which set forth duties of confidentiality and certain intellectual property rights between Edge and Edge’s employees. Each Edge executive employment agreement also provided that equity and incentive compensation is subject to any clawback policy of Edge in effect from time to time, or otherwise required by law or applicable stock exchange.

2017 and 2018 Annual Cash Incentive Compensation

Expressed as a percentage of base salary, the target bonus opportunity for Mr. Leuthner, Dr. Macdonald, Dr. Faleck and Mr. Middlekauff in 2017 was 60%, 45%, 45% and 35%. The ultimate determinations of cash bonuses for the Edge named executive officers are based on the achievement of corporate goals, provided that the Edge Compensation Committee and, for Mr. Leuthner, the Edge Board, retain discretion to award a higher or lower bonus than warranted based on the achievement of the corporate goals. These goals were reviewed and approved by the Edge Compensation Committee and the Edge Board at the beginning of each year. At or after the end of such year, the Edge Compensation Committee determined the extent to which these corporate goals had been attained and, based on such determination, the Edge Compensation Committee thereafter approved the annual cash bonus to be awarded. For 2017, the Edge corporate goal categories (and weighting) were as follows: financial goals (15%); clinical/ medical affairs goals (25%); regulatory goals (20%); manufacturing goals (15%); research goals (12%); commercial goals (5%) and corporate goals (8%). After reviewing performance for 2017, the Edge Compensation Committee determined that the performance goals were achieved at 85% of target. The bonus earned by Mr. Leuthner, Dr. Macdonald, Dr. Faleck and Mr. Middlekauff for 2017 is listed in the “Nonequity Incentive Plan Compensation” column in the 2018 Summary Compensation Table above. Mr. Saik was not eligible for any bonus opportunity in 2017 following his hiring on October 31, 2017.

The named executive officers of Edge were not entitled to cash bonus compensation for 2018. However, the named executive officers of Edge other than Dr. Macdonald entered into certain retention arrangements described below in the section titled “Certain Relationships and Related-Party Transactions” under the header “Retention Arrangements.”

Equity Incentive Compensation - Option Awards

On November 3, 2014, Edge stockholders approved the Amended and Restated Edge Therapeutics, Inc. 2014 Equity Incentive Plan, or the Edge Plan. The Edge Plan was the primary program through which Edge granted equity-based incentive compensation to its employees and Edge’s directors. Under the Edge Plan, Edge may grant awards of restricted stock, options, stock appreciation rights, restricted stock units (“RSUs”) and other types of equity-based awards, in each case, with respect to Edge common stock.

Other than the stock options granted in connection with the Retention Arrangements (as described below in the section titled “Certain Relationships and Related Party-Transactions” under the header “Retention Arrangements”), all of the outstanding options granted to Edge’s named executive officers were subject to time-based vesting, such that options vested with respect to one-fourth of the underlying shares on the first anniversary of the grant date and in equal installments of 1⁄48 of the underlying shares thereafter for the subsequent 36 months. Under the employment agreements of Edge’s named executive officers, all equity awards will become 100% vested upon a change in control. However, during 2016, the Edge Compensation Committee reviewed the practice of “single trigger” vesting under Edge’s named executive officers’ employment agreements. In light of such review, the Edge Compensation Committee decided to use a new form of option award for Edge’s executives that eliminates automatic vesting on a change in control, and instead uses “double trigger” vesting (i.e., vesting does not automatically occur upon a change in control). This new vesting provision was adopted after Edge made stock option grants to Edge’s named executive officers in 2016, so none of their

2016 stock options contain double trigger vesting. However, the stock options granted to Edge’s named executive officers in March 2017 contained double trigger vesting in connection with a change in control, and the double trigger vesting feature supersedes the provisions in Edge’s named executive officers’ employment agreements that specify single trigger vesting upon a change in control. While the Edge Compensation Committee intended to use a “double trigger” vesting approach for new option awards granted to Edge’s named executive officers, it continued to analyze each separate option award to determine whether double trigger vesting was appropriate. Further, where double trigger vesting was utilized, Edge intended for the double trigger vesting feature to supersede any provision in Edge’s named executive officers’ employment agreements that specified single trigger vesting with respect to future stock option awards. The stock option awards granted to Edge’s named executed officers under the Edge Plan during 2018, including their vesting terms, are set forth in the Outstanding Equity Awards at Year-End table below.

Outstanding Equity Awards at Year-End

The table below sets forth the number of securities underlying outstanding plan awards for each Edge named executive officer as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Grant Date	Expiration Date	Number of Restricted Stock Award Shares that have not Vested	Market Value of Restricted Stock Award Shares that have not Vested
Brian A. Leuthner(1)(2)	9,319	—	$40.80	10/11/2013	10/11/2023	—	—
	3,472	—	$165.60	3/27/2014	3/27/2024	—	—
	25,217	1,096	$127.20	3/11/2015	3/11/2025	—	—
	8,145	3,354	$139.80	2/16/2016	2/16/2026	—	—
	6,130	7,244	$177.20	3/13/2017	3/13/2027	—	—
	—	14,000	$299.60	3/1/2018	3/1/2028	—	—
	—	16,903	$22.00	6/19/2018(3)	6/19/2022	—	—
	—	—	—	8/14/2018(4)	NA	8,451	$54,090

R. Loch Macdonald, M.D., PhD.(1)(2)	3,775	—	$40.80	10/11/2013	3/1/2027	—	—
	3,197	—	$165.60	3/27/2014	3/27/2024	—	—
	5,482	365	$127.20	3/11/2015	3/11/2025	—	—
	8,908	2,055	$220.00	9/30/2015	9/30/2025	—	—
	3,010	1,239	$139.80	2/16/2016	2/16/2026	—	—
	2,521	2,979	$177.20	3/13/2017	3/13/2027	—	—
	—	1,000	$22.00	6/19/2018(3)	6/19/2022	—	—
	—	—	—	8/14/2018(4)	NA	500	$3,200

Herbert J. Faleck(1)(2)	7,417	—	$165.60	3/27/2014	3/27/2024	—	—
	5,847	—	$127.20	3/11/2015	3/11/2016	—	—
	3,895	1,604	$139.80	2/16/2016	2/16/2026	—	—
	859	390	$144.80	3/1/2016	3/1/2026	—	—
	2,521	2,979	$177.20	3/13/2017	3/13/2027	—	—
	—	2,500	$202.00	1/2/2018	1/2/2028	—	—
	—	4,500	$299.60	3/1/2018	3/1/2028	—	—
	—	5,983	$22.00	6/19/2018(3)	6/19/2022	—	—
	—	—	—	8/14/2018(4)	NA	2,991	$19,147

Andrew Saik(1)(2)	2,916	7,083	$214.60	11/1/2017	11/1/2027	—	—
	—	2,500	$299.60	3/1/2018	3/1/2028	—	—
	—	8.300	$22.00	6/19/2018(3)	6/19/2022	—	—
	—	—	—	8/14/2018(4)	NA	4,149	$26,560

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Grant Date	Expiration Date	Number of Restricted Stock Award Shares that have not Vested	Market Value of Restricted Stock Award Shares that have not Vested
W. Bradford Middlekauff(1)(2)	3,166	833	$298.40	11/16/2015	11/16/2025	—	—
	1,239	510	$139.80	2/16/2016	2/16/2026	—	—
	1,203	1,421	$177.20	3/13/2017	3/13/2027	—	—
	—	3,250	$299.60	3/1/2018	3/1/2028	—	—
	—	4,976	$22.00	6/19/2018(3)	6/19/2022	—	—
	—	—	—	8/14/2018(4)	NA	2,488	$15,925
(1)	Except as otherwise noted, options vest with respect to one-fourth of the underlying shares on the first anniversary of the grant date and in equal installments of 1⁄48 of the underlying shares on each monthly anniversary of the grant date thereafter for the subsequent 36 months.
(2)	Options granted after November 3, 2014 were granted under the Edge Plan. Options granted prior to such date were granted under the Edge Therapeutics, Inc. 2012 Equity Incentive Plan.
(3)	Represents stock options granted in connection with the Retention Arrangements. These options vested on the earliest to occur of (i) the termination of the executive’s employment with Edge other than for cause (as defined in the Edge Plan), (ii) the consummation of a strategic transaction arising out of the strategic review discussed above and (iii) the one-year anniversary of the grant date. All of these stock options vested on March 15, 2019 upon closing of the Merger.
(4)	Represents RSUs granted in connection with the Retention Arrangements. These RSUs had the same vesting terms as those described in note (3) above relating to retention stock options. Each of these RSUs vested on March 15, 2019 upon closing of the Merger.

Potential Payments Upon a Termination or Change in Control

Under the terms of their respective employment agreements, Mr. Leuthner, Dr. Faleck, Mr. Saik and Mr. Middlekauff, Edge’s named executive officers as of December 31, 2018, were entitled to certain payments and benefits in connection with the termination of their employment with Edge under specified circumstances. As disclosed above, Dr. Macdonald received certain payments and benefits in connection with the termination of his employment with Edge on May 15, 2018.

Generally, the employment agreements for Edge’s named executive officers stated that if an Edge named executive officer resigned without good reason, was terminated for cause or, with respect to all of the Edge named executive officers other than Mr. Leuthner, was terminated due to death or disability, the executive was only entitled to receive salary and benefits that were accrued but remained unpaid through the date of termination.

The Edge employment agreements provided severance benefits to be paid to each Edge named executive officer, subject to the effectiveness of a general release of claims, if the Edge named executive officer terminated his employment for good reason or if Edge terminated the named executive officer’s employment without cause. Mr. Leuthner’s employment agreement entitled him to severance benefits upon a termination due to death or disability as if such termination was without cause. The continued provision of severance benefits was conditioned on each Edge executive’s compliance with his release and the terms of Edge’s confidentiality and invention and assignment agreement such that if an executive did not comply with such agreements, severance payments to the executive would cease and previously paid severance benefits would be repaid. The terms “cause” and “good reason” have the meanings set forth in each named executive officer’s employment agreement with Edge.

Under Mr. Leuthner’s employment agreement, upon a termination of Mr. Leuthner’s employment by Mr. Leuthner for good reason or by Edge without cause, in either case, not in connection with a change in control, Mr. Leuthner was entitled to receive 18 months of continued base salary to be paid in accordance with Edge’s normal payroll practices, plus 18 months of COBRA premium reimbursements for Mr. Leuthner and his eligible dependents. Under the employment agreements of Drs. Macdonald and Faleck and Messrs. Saik and Middlekauff, if the executive terminated his employment for good reason or Edge terminated the executive’s employment without cause, and such termination was not in connection with a change in control, such executives were entitled to receive 12 months of continued base salary, to be paid in accordance with Edge’s normal payroll practices, plus 12 months of COBRA premium reimbursements for the executive and his eligible dependents.

The employment agreements for Edge’s named executive officers provided enhanced severance payments upon certain employment terminations that occurred in connection with a change in control. Mr. Leuthner’s employment agreement provided that if Mr. Leuthner terminated his employment for good reason within 12 months following a change in control or if Edge terminated Mr. Leuthner’s employment other than for cause (i) within the 60-day period prior to a change in control or (ii) within the 12-month period following a change in control, then Mr. Leuthner would have been entitled to receive the same severance benefits as provided above, plus a payment equal to 1.5 times his target bonus opportunity and accelerated vesting of all unvested equity awards that did not provide for double-trigger vesting (with performance-based awards, if any, to vest at not less than target).

The employment agreements for Dr. Faleck and Messrs. Saik, Middlekauff and Leuthner provided that if they terminated their employment for good reason within 12 months following a change in control or if Edge terminated the executive’s employment other than for cause (i) within the 60-day period prior to a change in control or (ii) within the 12-month period following a change in control, then, in each case, the executive would have been entitled to receive the same severance benefits as if such termination was not in connection with a change in control. In addition, each executive would have been entitled to accelerated vesting of all unvested equity awards that did not provide for double-trigger vesting (with performance-based awards, if any, to vest at not less than target). In addition, Dr. Faleck’s employment agreement provided that if his employment terminated for any reason (other than for cause) after attaining age 55 and having completed five consecutive years of service to Edge, Dr. Faleck’s unvested options, stock appreciation rights and restricted stock (if any) would remain outstanding and continue to vest, according to the terms of such equity awards, for three years following such termination or, if earlier, until such award is 100% vested.

Each Edge named executive officer’s employment agreement also provided for full vesting of all outstanding and unvested equity awards upon a change in control (with performance-based awards, if any, to vest at not less than target). However, as described above, Edge’s Compensation Committee decided to utilize a “double trigger” vesting approach for option grants made to Edge named executive officers in March 2017 and during the period from March 2017 to the present, and intended to use this approach for future grants (though it reserved the right to use a single trigger approach for any future equity awards). The stock option grants made to Edge named executive officers in March 2017 and during the period from March 2017 through the consummation of the Merger provided for accelerated vesting in connection with a change in control only if the Edge named executive officer’s employment was terminated due to his death or disability, by Edge without cause or by the executive for good reason, in each case, within 12 months immediately following the change in control, and the double trigger vesting feature in these option grants superseded any provision in the Edge named executive officer’s employment agreement specifying single trigger vesting.

The following table sets forth potential payments payable to Edge named executive officers upon a termination of employment without cause or resignation for good reason and a termination of employment without cause or resignation for good reason in connection with a change in control. The table below reflects amounts payable to Edge named executive officers assuming their employment was terminated on December 31, 2018 and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason-No Change in Control
	Cash Payment ($)	Accelerated Equity Vesting	Other ($)(1)	Total ($)
Brian A. Leuthner	795,000	—	38,105	833,105
Herbert J. Faleck, D.O.(2)	416,000	—	25,403	441,403
Andrew Saik	370,000	—	25,403	395,403
W. Bradford Middlekauff	347,700	—	25,403	373,103
(1)	Reflects the value of COBRA premium reimbursements for the named executive officer and his eligible dependents.
(2)	Mr. Faleck became entitled to these payments upon the termination of his employment on December 31, 2018.

	Upon Termination Without Cause or Resignation for Good Reason-With Change in Control
	Cash Payment ($)	Accelerated Equity Vesting ($)(1)	Other ($)(2)	Total ($)
Brian A. Leuthner(3)	1,510,500	4,041,238	38,105	5,589,843
Herbert J. Faleck, D.O.	416,000	1,770,053	25,403	2,211,456
Andrew Saik	370,000	1,662,394	25,403	2,057,797
W. Bradford Middlekauff(4)	347,700	1,036,037	25,403	1,409,140
(1)	Assumes all outstanding options vest upon termination.
(2)	Reflects the value of COBRA premium reimbursements for the named executive officer and his eligible dependents.
(3)	Mr. Leuthner became entitled to these payments upon closing of the Merger on March 15, 2019.
(4)	Mr. Middlekauff resigned his position with PDS on April 12, 2019 to pursue other professional endeavors and outside the definition of Resignation for Good Reason With Change in Control.

The following table sets forth potential payments payable to Edge named executive officers upon a change in control, regardless of whether a termination of employment occurs. For purposes of this table, the change in control is assumed to occur on December 31, 2018.

	Upon A Change in Control-No Termination of Employment
	Cash Payment ($)	Accelerated Equity Vesting ($)(1)	Other ($)	Total ($)
Brian A. Leuthner	—	1,361,534	—	1,361,534
Herbert J. Faleck, D.O.	—	1,072,108	—	1,072,108
Andrew Saik	—	1,126,718	—	1,126,718
W. Bradford Middlekauff	—	402,694	—	402,694
(1)	Options granted in 2018 are not included in this column because such options have “double trigger” vesting.

On May 15, 2018, Edge terminated Dr. R. Loch Macdonald’s employment without cause outside the context of a change in control.

On December 31, 2018, Edge terminated Dr. Faleck’s employment without cause outside the context of a change in control.

Pursuant to a letter agreement dated February 3, 2019, by and among Edge, Private PDS and Mr. Brian A. Leuthner, effective upon the closing of the Merger, Mr. Leuthner resigned as President and Chief Executive Officer of Edge and such termination was deemed to be a resignation for good reason in connection with a change in control. Concurrently, Mr. Leuthner resigned from the Edge Board.

Mr. Middlekauff remained employed with the Company following the consummation of the Merger and later resigned from the Company on April 12, 2019 in order to pursue other professional endeavors.

Private PDS Executive Compensation

Set forth below is certain information regarding the historical compensation of certain Private PDS executive officers prior to completion of the Merger, which we are voluntarily providing.

Private PDS’s named executive officers, consisted of its principal executive officer and the next two most highly compensated executive officers and, were:

•	Frank K. Bedu-Addo, Ph.D., its President and Chief Executive Officer;
•	Gregory L. Conn, Ph.D., its Chief Scientific Officer; and
•	Michael King, its Chief Financial Officer.

Dr. Bedu-Addo is currently the President and Chief Executive Officer of the Company and Dr. Conn in currently the Chief Scientific Officer of the Company. Mr. King is currently a consultant of the Company, and is no longer an executive officer.

2018 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to Private PDS’s named executive officers during 2017 and 2018.

Name and Principal Position	Fiscal Year	Salary(2) ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Frank K. Bedu-Addo, Ph.D. President and Chief Executive Officer	2018	275,000	—	—	—	—	275,000
	2017	275,000	—	—	—	—	275,000
Gregory L. Conn, Ph.D. Chief Scientific Officer	2018	106,684	—	—	136,267	—	242,951
	2017	121,800	—	—	—	—	121,800
Michael King Chief Financial Officer and Chief Business Officer	2018	168,000	—	—	—	—	168,000
	2017	168,000	—	—	—	—	168,000
(1)	Amounts shown in this column do not reflect dollar amounts actually received by Private PDS’s named executive officers. Instead, these amounts reflect the aggregate grant date fair value of the stock option granted in the year ended December 31, 2018, computed in accordance with the provisions of Financial Accounts Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to Private PDS’s financial statements included in Proxy Statement filed pursuant to Rule 424(b)(b) (Registration Statement No. 333-228937) on February 14, 2019. As required by the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Private PDS’s named executive officers will only realize compensation to the extent the trading price of Private PDS common stock is greeted than the exercise price of such stock options.
(2)	These amounts include deferred salaries. Dr. Bedu-Addo and Mr. King voluntarily elected to defer salary payments of $45,833 and $49,000, respectively, until Private PDS completed a financing or strategic transaction.

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding outstanding equity awards held by Private PDS’s named executive officers as of December 31, 2018. None of the Private PDS named executive officers exercised any options to purchase Private PDS common stock in 2018.

			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)(3)	Option Expiration Date
Frank K. Bedu-Addo, Ph.D.	1/15/2009	2/1/2009	53,173	—	5.02	1/15/2019
	1/1/2010	2/1/2010	17,724	—	4.69	1/1/2020
	7/27/2011	8/1/2011	53,174	—	6.57	7/27/2021
	12/1/2012	12/1/2012	219,535	—	6.57	12/1/2022
Gregory L. Conn, Ph.D.	1/1/2016	1/31/2016	17,764	—	6.87	1/31/2026
	7/6/2018	7/6/2018	8,730	5,719	15.33	7/6/2028
Michael King	12/15/2014	12/15/2014	52,934	—	6.87	12/15/2024
(1)	All of the option awards were granted under the PDS Biotechnology Corporation 2009 Stock Option Plan, or the Private PDS 2009 Plan.
(2)	Pursuant to the Private PDS 2009 Plan, the vesting of all stock awards, including stock options held by its executive officers, will accelerate upon a change in control if the awardee is not offered employment with the acquirer.
(3)	The exercise price per share of the stock options reflects the fair market value per share of Private PDS common stock on the date of grant as determined by the Private PDS Board.

Pension Benefits

Private PDS’s executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Private PDS during 2017.

Nonqualified Deferred Compensation

Private PDS’s executive officers did not participate in, or otherwise earn any benefits under, any non-qualified deferred compensation plan sponsored by Private PDS during 2017.

Private PDS’s Employment Arrangements

The key terms of employment with Private PDS’s executive officers are described below. In addition, each of Private PDS’s named executive officers executed standard proprietary information and inventions agreements. Please see the section titled “PDS Executive Compensation-Outstanding Equity Awards at December 31, 2018” for information regarding outstanding stock awards held by Private PDS’s named executive officers.

Frank K. Bedu-Addo, Ph.D. Effective as of October 11, 2018, Private PDS entered into an employment agreement with Dr. Bedu-Addo, pursuant to which Dr. Bedu-Addo was employed as Private PDS’s President and Chief Executive Officer. The agreement provided that Dr. Bedu-Addo would receive an initial base salary of $275,000 per year. After the Merger, Dr. Bedu-Addo’s base salary was increased to at least $450,000. Dr. Bedu-Addo was eligible to receive an annual performance-based cash bonus in an amount up to 50% of his base salary and was eligible to receive awards under the Private PDS 2009 Plan. In addition, immediately prior to the Merger, (i) all options to purchase Private PDS common stock held by Dr. Bedu-Addo became fully vested, and (ii) Dr. Bedu-Addo received a one-time cash payment of $395,000 and a one-time grant of 179,486 options to purchase shares of Private PDS common stock. Following the Merger, Dr. Bedu-Addo’s employment agreement continues in full force and effect with PDS.

If Dr. Bedu-Addo’s employment is terminated by PDS without cause, by Dr. Bedu-Addo for good reason, or by death, Dr. Bedu-Addo (or his estate) will be entitled to receive (i) all earned but unpaid amounts of his base salary, (ii) all reasonable and documented expenses incurred but unpaid, (iii) his base salary for a period of 24 months following his termination, (iv) reimbursement for certain medical expenses, and (v) a lump sum payment in an amount equal to the greater of (a) the annual incentive bonus paid in the year prior to Dr. Bedu-Addo’s termination (prorated for the period of the year Dr. Bedu-Addo was employed) or (b) the annual incentive bonus earned by Dr. Bedu-Addo in the year he was terminated.

Gregory L. Conn, Ph.D. Effective as of March 26, 2015, Private PDS entered into a consulting services agreement with Dr. Conn, pursuant to which Dr. Conn agreed to provide advisory and drug development services to Private PDS. The agreement provided that Dr. Conn would receive a $14,500 consulting fee per month. The agreement was terminable by either Private PDS or Dr. Conn with or without cause upon 90 days advance written notice. In addition, immediately prior to the Merger, Dr. Conn received a one-time grant of 44,871 options to purchase shares of Private PDS common stock.

Michael King. Effective as of December 15, 2014, Private PDS entered into a consulting services agreement with Mr. King, pursuant to which Mr. King agreed to provide Private PDS with certain financial advisory services. Pursuant to the agreement, Mr. King initially received a $7,000 fee per month, which was subsequently increased to $14,000 per month. The agreement was terminable by either Private PDS or Mr. King with or without cause upon 90 days advance written notice. In addition, immediately prior to the Merger, Mr. King received a one-time cash payment of $50,000 and a one-time grant of 44,871 options to purchase shares of Private PDS common stock.

Executive Compensation Following the Merger

The following table lists the names and positions of the individuals who are currently serving as executive officers of the Company:

Name	Age	Position(s)
Executive Officers
Frank Bedu-Addo, Ph.D.	54	Chief Executive Officer and Director
Lauren Wood, M.D.	59	Chief Medical Officer
Andrew Saik	50	Chief Financial Officer and Director
Gregory L. Conn, Ph.D.	57	Chief Scientific Officer

Employee Director Compensation Policy

We have adopted a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on the combined company’s board of directors and committees of the board of directors.

Compensation

The material terms of the elements of the Company’s executive compensation program for 2018 are described below.

Base Salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience.

Non-Equity Incentive Plan Compensation

Our annual bonus program is intended to reward our named executive officers for meeting objective or subjective individual and/or company-wide performance goals for a fiscal year.

Long-Term Equity Incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance.

PDS Employment Agreements

Frank K. Bedu-Addo Ph.D.

See the description of Dr. Bedu-Addo’s employment agreement above under the heading “Private PDS’s Employment Arrangements.” Following the Merger, Dr. Bedu-Addo’s employment agreement continues in full force and effect with PDS.

Andrew Saik

Effective as of October 31, 2017, Edge entered into an at-will employment agreement with Andrew Saik, our Chief Financial Officer. Under his agreement, Mr. Saik will receive an annual base salary of $370,000, which may be increased, decreased or stay the same, depending on Mr. Saik’s performance and the performance of PDS. Under his employment agreement, Mr. Saik is eligible to earn an annual discretionary performance-based bonus, with a target bonus opportunity equal to 45% of the base salary, as determined by the Board or the Compensation Committee; provided that Mr. Saik remains employed with us on the last day of the relevant performance period. During his employment, Mr. Saik will be eligible to be granted equity awards by us, as may be determined by the Board or the Compensation Committee. The employment agreement may be terminated by us with or without Cause, on the one hand, or by Mr. Saik with or without Good Reason or upon his death or termination by reason of a Disability, on the other hand (as these terms are defined in the employment agreement). In the event that Mr. Saik’s employment is terminated (a) by us other than for Cause, death or Disability or (b) upon his resignation with Good Reason, Mr. Saik will be entitled to certain severance payments and benefits, including an amount equal to his base salary plus (i) certain Accrued Obligations through the Date of Termination (as these terms are defined in the employment agreement) and (ii) 12 months of COBRA premium reimbursement in exchange for his execution of a release of claims against us. Under the employment agreement, Mr. Saik is also entitled to participate in the employee benefit plans, policies, practices and arrangements and is eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of PDS. Following the Merger Mr. Saik continued as the Chief Financial Officer of PDS and the terms of his employment agreement remain the same as described above.

Gregory L. Conn, Ph.D.

Effective as of June 1, 2019, PDS entered into an employment agreement with Dr. Conn, pursuant to which Dr. Conn is employed as PDS’s Chief Scientific Officer. The agreement provides that Dr. Conn will receive an initial base salary of $290,000 per year. Dr. Conn is eligible to receive an annual performance-based cash bonus in an amount up to 30% of his base salary and was granted an option to purchase 40,000 shares of our common stock, with 10,000 of such option vesting on June 6, 2020, and the remaining 30,000 options vesting in 36 equal monthly installment thereafter, subject to Dr. Conn’s continued service to PDS through each vesting date.

If Dr. Conn’s employment is terminated by PDS without cause, by Dr. Conn without good reason, or by death, Dr. Conn (or his estate) is entitled to receive (i) all earned but unpaid amounts of his base salary and (ii) his bonus earned for a calendar year ended on or before the date of such termination. In addition, the Company shall, (iii) a lump sum payment of all other amounts owed to Dr. Conn, and (iv) all reasonable and documented expenses.

Lauren Wood, M.D.

Effective February 1, 2019 PDS entered into an offer letter with Dr. Wood pursuant to which Dr. Wood is employed as PDS’s Chief Medical Officer. The agreement provides that Dr. Wood will receive a base salary of $320,000 per year. Dr. Wood is eligible to receive an annual performance-based cash bonus in an amount up to 30% of her base salary and was granted an option to purchase 62,715 shares of our common stock, with 15,678 such options vesting one year after date of issuance and in 36 equal monthly installments thereafter, subject to Dr. Wood’s continued service to PDS through each vesting date.

ANTI-HEDGING/ANTI-PLEDGING POLICY

Pursuant to our insider trading policy, our employees, executive officers and directors may not (a) hold our securities in a margin account, (b) pledge our securities as collateral for a loan or (c) enter into hedging or monetization transactions or similar arrangements with respect to our securities, in each case without the advance approval of our compliance officer.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 13, 2019, or the Record Date, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock (our only classes of voting securities), (ii) each of our directors and executive officers, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PDS Biotechnology Corporation, 300 Connell Drive, Suite 4000, Berkeley Heights, New Jersey 07922.

	Beneficial Ownership
Name of Beneficial Owner	Shares	%(1)
Greater than 5% Stockholders:
Asklepios Capital LLC(2)	605,023	11.5%
NetScientific plc(3)	546,670	10.4%
Indiana 21st Century Fund, L.P.	383,579	7.3%
PDS Named Executive Officers and Directors:
Frank Bedu-Addo(4)	1,143,599	21.7%
Sir Richard Sykes(5)	86,967	1.6%
De Lyle W. Bloomquist(2)(6)	813,116	15.4%
Gregory Freitag(7)	30,738	0.6%
James Loughlin(8)	7,276	0.1%
Stephen Glover(9)	19,508	0.4%
Andrew Saik(10)	24,949	0.5%
Lauren Wood, M.D	—	—%
Gregory Conn, Ph.D.(11)	192,630	3.6%
Former Edge Executive Officers and Directors:
W. Bradford Middlekauff(12)	8,747	0.2%
Brian A. Leuthner(13)	48,572	0.9%
R. Loch Macdonald, M.D., Ph.D.(14)	30,386	0.6%
Herbert J. Faleck(15)	42,808	0.8%
All current executive officers and directors as a group (9 persons)	2,318,783	43.9%
(1)	Percentage ownership is based on 5,278,850 shares of common stock outstanding as of the Record Date, together with securities exercisable or convertible into shares of common stock within 60 days after the Record Date, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	Mr. Bloomquist is a partner of Asklepios Capital LLC. The business address of Asklepios Capital LLC is 10244 E. Windrunner Dr., Scottsdale, Arizona 85255.

(3)	Includes 542,833 shares of common stock and 3,837 shares subject to an outstanding warrant exercisable within 60 days of the Record Date. Sir Richard Sykes is the Chairman of NetScientific plc, or NetScientific. Sir Richard Sykes disclaims beneficial ownership of the shares of the Company’s common stock held by NetScientific. The business address of NetScientific is 6 Bevis Marks, 1st Floor, Bury Court, London EC3A 7BA.
(4)	Includes 620,507 shares of common stock and 523,092 shares subject to outstanding options exercisable within 60 days of the Record Date.
(5)	Includes 60,493 shares of common stock and 26,474 shares subject to outstanding options exercisable within 60 days of the Record Date.
(6)	Includes 785,941 shares of common stock and 11,218 shares subject to outstanding options exercisable within 60 days of the Record Date and 15,957 shares subject to outstanding warrants exercisable within 60 days of the Record Date.
(7)	Includes 1,871 shares of common stock and 28,867 shares subject to outstanding options exercisable within 60 days of the Record Date.
(8)	Includes 1,781 shares of common stock and 5,495 shares subject to outstanding options exercisable within 60 days of the Record Date.
(9)	Includes 19,508 shares held directly by Mr. Glover and 0 shares subject to outstanding options held by Mr. Glover that are exercisable within 60 days of the Record Date.
(10)	Includes 4,149 shares of common stock and 20,800 shares subject to outstanding options exercisable within 60 days of the Record Date.
(11)	Includes 115,545 shares of common stock and 77,085 shares subject to outstanding options exercisable within 60 days of the Record Date.
(12)	Mr. Middlekauff is the former SVP, General Counsel of Edge and PDS. Mr. Middlekauff resigned as SVP, General Counsel of PDS effective as of April 12, 2019. Mr. Middlekauff’s beneficial ownership includes 3,688 shares of common stock owned on April 12, 2019, immediately prior to his resignation from PDS, and 4,976 shares subject to outstanding options exercisable within 60 days of the Record Date.
(13)	Mr. Leuthner is the former President and Chief Executive Officer and a former director of Edge. Mr. Leuthner resigned as the President, Chief Executive Officer and as a director of Edge in connection with the Merger. Mr. Leuthner’s beneficial ownership includes 31,669 shares owned on March 15, 2019, immediately prior to his resignation from Edge, and 16,903 shares subject to outstanding options exercisable within 60 days of the Record Date.
(14)	Dr. Macdonald is the former Chief Scientific Officer of Edge. Dr. Macdonald, ceased his employment with Edge on May 15, 2018. Dr. Macdonald’s beneficial ownership includes 29,386 shares owned on May 15, 2018, immediately prior to his separation from Edge, and 1,000 shares subject to outstanding options exercisable within 60 days of the Record Date.
(15)	Mr. Faleck is the former Chief Medical Officer of Edge. Mr. Faleck ceased his employment with Edge on December 31, 2018. Mr. Faleck’s beneficial ownership includes 4,620 shares owned on December 31, 2018, immediately prior to his separation from Edge, and 38,188 shares subject to outstanding options exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of the Company’s public filings, we believe that all Section 16(a) filing requirements applicable to Edge’s directors, executive officers and greater-than-ten-percent beneficial owners with respect to 2018 were met.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION
PLANS AS OF DECEMBER 31, 2018

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of Securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	366,439	108.20	6,811
Equity compensation plans not approved by security holders	15,750	167.00	—
Total	382,189	113.60	6,811

The above table provides information for Edge’s historical equity compensation plans as of December 31, 2018, prior to completion of the Merger, and does not include any of Private PDS’s equity compensation plans or any compensation plans adopted by PDS following closing of the Merger on March 15, 2019.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2017 and all currently proposed transactions, to which either Edge or PDS has been a participant, in which:

•	the amounts exceeded or will exceed $120,000; and
•	any of the directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by PDS to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of PDS. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Conduct, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

Edge

Indemnification Agreements

On April 24, 2017, Edge entered into an indemnification agreement with Alyssa Wyant, Edge’s Senior Vice President of Regulatory Affairs.

On September 18, 2017, Edge entered into an indemnification agreement with Rose Crane in connection with her service on the Edge Board.

On October 31, 2017, Edge entered into an indemnification agreement with Andrew Saik, Edge’s Chief Financial Officer.

Pursuant to these agreements, Edge agreed to indemnify Ms. Wyant, Ms. Crane and Mr. Saik against any and all expenses incurred by them resulting from their status as one of Edge’s executive officers or directors, as applicable, to the fullest extent permitted by Delaware law, Edge’s certificate of incorporation and Edge’s bylaws, except in limited circumstances. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, Edge will pay for all expenses incurred by Ms. Wyant, Ms. Crane and Mr. Saik in connection with a legal proceeding arising out of their service to Edge. Similarly, prior to January 1, 2017, each of Edge’s directors and other officers entered into indemnification agreements on similar terms. PDS assumed these agreements following the Merger. Ms. Crane ended her term as a director at the time of the Merger and Ms. Wyant terminated her employment on December 14, 2018.

PDS entered into Indemnification Agreements consistent with the terms described above with each of PDS’s current executive officers and directors on June 28, 2019.

Employment Agreements

On February 21, 2017, Edge entered into an at-will employment agreement with Ms. Wyant. Under her agreement, Ms. Wyant received an annual base salary of $300,000, which may be increased, decreased or stay the same, depending on Ms. Wyant’s performance and the performance of Edge. Under her employment agreement, Ms. Wyant was eligible to earn an annual discretionary performance-based bonus, with a target bonus opportunity equal to 35% of the base salary, as determined by the Edge Board or the compensation committee of the Edge Board; provided that Ms. Wyant remained employed with Edge on the last day of the relevant performance period. During her employment, Ms. Wyant was eligible to be granted equity awards by Edge, as may be determined by the Edge Board or the compensation committee of the Edge Board. The employment agreement could be terminated by Edge with or without cause, on the one hand, or by Ms. Wyant with or without good reason or upon her death or termination by reason of a disability, on the other hand. Under her employment agreement, Ms. Wyant was also entitled to participate in the employee benefit plans, policies, practices and arrangements and was eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of Edge. Edge and Ms. Wyant are parties to a separation agreement pursuant to which (i) Ms. Wyant will receive a cash payment in the amount of $125,400 on the first payroll date after February 1, 2019 and (ii) all of Ms. Wyant’s stock options and Edge RSUs, in each case, (4,976 stock options granted on June 14, 2018 and 2,488 Edge RSUs granted on August 14, 2018) became fully vested upon the effectiveness of the release of claims in her separation agreement. All such stock options will remain exercisable for a period of three years following her termination date (which was December 14, 2018).

On October 31, 2017, Edge entered into an at-will employment agreement with Mr. Saik and this agreement is described above in the section titled “Executive Compensation“ under the header “PDS Employment Agreements“.

Retention Arrangements

On April 27, 2018, in connection with the subsequent announcement by Edge of the determination by the Edge Board to review strategic alternatives and to streamline its operations, the compensation committee of the Edge Board approved certain retention compensation, which consists of grants to the executive officers named below of Edge of certain stock options and Edge RSUs under the 2014 Equity Incentive Plan and cash compensation. Grants of the options, Edge RSUs and cash compensation to the executive officers were granted in the following amounts:

Recipient	Title	Shares with a Grant Date of June 15, 2018	Shares with a Grant Date of August 14, 2018	Cash Compensation
Brian A. Leuthner	President and Chief Executive Officer	16,903	8,451	$318,000
Andrew Saik	Chief Financial Officer	8,300	4,149	$166,500
W. Bradford Middlekauff	Senior Vice President, General Counsel and Secretary	4,976	2,488	$157,470
Herbert J. Faleck	Chief Medical Officer	5,983	2,991	$187,200

One-third of the total shares granted to each executive officer as indicated above were allocated as Edge RSUs. The options have an exercise price equal to the closing price of Edge common stock on the applicable grant date.

All options and Edge RSUs shall vest upon the earliest to occur, for any executive officers, of (i) the termination, other than for cause (as such term is defined in the 2014 Equity Incentive Plan), of such executive officer by Edge, (ii) the consummation of a strategic transaction arising out of the strategic review referred to above and (iii) the one-year anniversary of the grant date. The exercise period for the options shall be at any time until the three-year anniversary of the vesting date.

All of the cash compensation set forth above shall be paid, upon the earliest to occur, for any executive officer, of (i) the termination, other than for Cause (as such term is defined in the 2014 Equity Incentive Plan), of such executive by Edge, (ii) the consummation of a strategic transaction arising out of the strategic review referred to above and (iii) February 1, 2019. All of the cash compensation set forth above was paid on February 1, 2019.

Separation Agreements

Pursuant to a letter agreement dated February 3, 2019 , Edge, PDS and Mr. Brian A. Leuthner agreed: (1) to amend the agreed upon list of post-closing directors and officers included in the Agreement and Plan of Merger and Reorganization, dated as of November 23, 2018, as amended, by and among Edge, Echos Merger Sub, Inc. and PDS to no longer include Mr. Leuthner; (2) that Mr. Leuthner will resign for Good Reason in connection with a Change of Control (each as defined in the Second Amended and Restated Executive Employment Agreement, dated June 10, 2015, between Edge and Mr. Leuthner) as President and Chief Executive Officer and a member of Edge’s board of directors, effective upon the closing of the transactions contemplated by the Merger Agreement, and (3) to accept Mr. Leuthner’s resignation. Mr. Leuthner’s resignation as President and Chief Executive Officer and a member of Edge’s board of directors is not the result of any disagreement with Edge on any matter relating to Edge’s operations, policies or practices.

PDS Related Party Transactions

Employment Agreements

PDS employment agreements are described fully above under “Executive Compensation.”

Private PDS Related Party Transactions

In November 2015, PDS received $1,000,000 from the Mr. Bloomquist in exchange for a convertible promissory note. The promissory note plus related accrued interest totaling $1,056,301 was converted into equity in December 2016, resulting in the issuance of 45,190 shares of PDS common stock to Mr. Bloomquist at a price of $23.38 per share. In August 2016, PDS received $218,767 from Mr. Bloomquist in exchange for a convertible promissory note. The promissory note plus related accrued interest totaling $223,442 was converted into equity in December 2016, resulting in the issuance of 8,496 shares of PDS common stock to Mr. Bloomquist at a price of $26.30 per share. In December 2016, Mr. Bloomquist purchased 8,556 shares of PDS common stock in conjunction with a stock offering at a price of $29.22 per share, resulting in the receipt of $250,000 by PDS.

In May 2016, PDS received $500,000 from NetScientific plc in exchange for a convertible promissory note. The promissory note plus related accrued interest totaling $516,096 was converted into equity in December 2016, resulting in the issuance of 22,079 shares of PDS common stock to NetScientific at a price of $23.92 per share. Sir Richard Sykes is the Chairman of NetScientific, and Mr. Postlethwaite is the Chief Financial Officer and Secretary of NetScientific.

In November 2015, PDS received $500,000 from The Sherrie Labrum Trust, or the Labrum Trust, in exchange for a convertible promissory note. The promissory notes plus related accrued interest totaling $528,151 were converted into equity in December 2016, resulting in the issuance of 22,595 shares of PDS common stock at a price of $23.38 per share. In August 2016, PDS received $218,767 from The Sherrie Labrum Trust in exchange for a convertible promissory note. The promissory notes plus related accrued interest totaling $223,442 were converted into equity in December 2016, resulting in the issuance of 8,496 shares of PDS common stock at a price of $8.58 per share. As of December 31, 2018, the Labrum Trust owned approximately 5.5% of the outstanding shares of PDS common stock.

In January 2018, the PDS Board approved the reduction in the conversion or purchase price per share, as applicable, for each of the transactions described above (other than the exercise of warrants by NetScientific) to $15.33 per share. As a result, PDS issued an additional (i) 7,700; 40,671 and 7,647 shares of PDS common stock to Mr. Bloomquist, for the December 2016 private placement, the November 2015 convertible promissory note, and the August 2016 convertible promissory note, respectively, (ii) 19,871 shares of PDS common stock to NetScientific for the May 2016 convertible promissory note, and (iii) 20,300 and 7,647 shares of PDS common stock to the Labrum Trust for the November 2015 convertible promissory note and the August 2016 convertible promissory note, respectively.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Edge for the fiscal years ended December 31, 2018 and 2017 by KPMG LLP, Edge’s independent registered public accounting firm.

	Fiscal Year Ended 2018	Fiscal Year Ended 2017
Audit Fees	$398,000	$398,000
Audit-related Fees	58,450	12,000
Tax Fees	—	97,650
All Other Fees	—	—
Total Fees	$456,450	$507,650

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees: Audit-related fees consist of fees incurred in connection with the issuance of consent and comfort letters in connection with registration statement filings with the SEC.

Tax fees: Tax fees consist of fees for tax services, including tax compliance, and related expenses.

All KPMG LLP services and fees in the fiscal years ended December 31, 2018 and December 31, 2017 were pre-approved by the Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If KPMG LLP renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Report of the Audit Committee of the Board of Directors

This report is furnished by the current Audit Committee of the Board of Directors with respect to our financial statements for the year ended December 31, 2018. Prior to the Merger, the audit committee of Edge consisted of Kurt Conti, James Healy and James Loughlin, each of whom, except for Mr. Loughlin, no longer serve as directors of PDS (the “Predecessor Committee”). Mr. Loughlin served as the chair and “audit committee financial expert” within the meaning of SEC regulations of the Predecessor Committee, and he continues to serve as the chair and audit committee financial expert of the current Audit Committee.

One of the purposes of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

Edge’s Audited Financial Statements

KPMG LLP was the independent registered public accounting firm for the Edge audited financial statements for the year ended December 31, 2018. The Predecessor Committee discussed with KPMG LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards. The Predecessor Committee received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence. The Predecessor Committee discussed with KPMG LLP the firm’s independence and concluded that KPMG LLP is independent from the company and management.

In performing its oversight role, the Predecessor Committee reviewed and discussed Edge’s audited financial statements for the year ended December 31, 2018 with management and KPMG LLP. Based on the foregoing, the Predecessor Committee recommended to the Board that the Edge audited financial statements for the fiscal year ended December 31, 2018, be included in Edge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Private PDS Audited Financial Statements

Haynie & Company was the independent registered public accounting firm for the Private PDS audited financial statements for the years ended December 31, 2018 and 2017. The current Audit Committee discussed the matters required to be discussed under the Public Company Accounting Oversight Board standards for such financial statements. The current Audit Committee received the written disclosures and the letter from Haynie & Company required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence. The current Audit Committee discussed the independence of Haynie & Company and concluded that Haynie & Company is independent from the company and management.

In performing its oversight role, the current Audit Committee reviewed and discussed Private PDS’s audited financial statements for the years ended December 31, 2018 and 2017 with management and Haynie & Company. Based on the foregoing, the current Audit Committee recommended to the Board that the Private PDS audited financial statements for the years ended December 31, 2018 and 2017 be included on PDS’s Current Report on Form 8-K/A filed with the SEC on April 30, 2019.

The foregoing report has been furnished by the current Audit Committee.

Mr. Gregory Freitag
Mr. Stephen Glover
Mr. James J. Loughlin

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by PDS (including any future filings) under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act, except to the extent PDS specifically incorporates such report by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for mailing of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single mailing of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are PDS stockholders will be “householding” our proxy materials. A single mailing Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate mailing of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, PDS Biotechnology Corporation at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922 or by phone at (800) 208-3343. Stockholders who currently receive multiple copies of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Andrew Saik
Chief Financial Officer

August 16, 2019

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Secretary, PDS Biotechnology Corporation at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.

PDS Biotechnology
Next Generation Immunotherapies

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Gregory Freitag JD, CPA 02 Stephen Glover 03 Sir Richard Sykes

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

PDS BIOTECHNOLOGY CORPORATION
Annual Meeting of Stockholders
September 24, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Andrew Saik and Frank Bedu-Addo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PDS BIOTECHNOLOGY CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:00 AM, on 9/24/2019, at the offices of DLA Piper LLP (US) at 51 John F Kennedy Parkway, Suite 120, Short Hills, NJ 07078, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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